EXHIBIT 10.2

DATED THE [day] DAY OF [month,year]

BETWEEN

SBS MINING CORP MALAYSIA SDN. BHD.

(Incorporated in Malaysia)

(Company No. 829349-K)

AND

[Name]

[Identification Number]

_________________________________________

SUBSCRIPTION AGREEMENT FOR PREFERENCE SHARES

IN

SBS MINING CORP MALAYSIA SDN. BHD.

(Company No. 829349-K)

__________________________________________

Prepared by:

Subscription Agreement for Preference Shares	1

THIS AGREEMENT is made on the date set out in the Item 1 of the First Schedule.

BETWEEN:-

1.	SBS MINING CORP MALAYSIA SDN. BHD. (Company No. 829349-K), a private company limited by shares duly incorporated and existing under the laws of Malaysia and its registered address at 23-2, Jalan 45A/26 Sri Rampai, Setapak, 53300 Kuala Lumpur, Malaysia (hereinafter referred to as the “Company”) of the one part;

AND

2. The person or company whose names, particulars and addresses are set out in the Item 2 of First Schedule hereto (hereinafter referred to as the “Investor”) of the other part.

RECITALS:-

A.	The Company is principally engaged in prospecting of minerals and to carry out mining of minerals. The Company is proposing to venture into dredging of marine sand (hereinafter referred to as the “Business”).

B.	The Company requires additional funds of up to Ringgit Malaysia Fifty Million (RM50,000,000.00) only for its capital expenditure and business expansion requirements. The Company proposes to raise such funds through the issue and allotment of new redeemable cumulative preference shares to be issued at an issue price of RM1.00 each (hereinafter referred to as the “Preference Shares” or “RPS”) in the share capital of the Company. For the avoidance of doubt, the Investor hereby agrees that the Company shall have the right to invite additional investor(s) to subscribe for the Preference Shares.

C.	The Investor is desirous of investing in the Business after considering and understanding the presentation proposal in respect of the nature of the Business and the terms of the RPS (hereinafter referred to as the “Proposal”) by the Company and thereafter has agreed to subscribe for the Subscription Preference Shares (as defined below) in accordance with the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS & INTERPRETATION

1.1	In this Agreement, unless the subject or context otherwise requires:-

1.1.1	the following words and expressions shall have the following meanings:-

Subscription Agreement for Preference Shares	2

“Act”	means the Companies Act 2016 of Malaysia;

“Business Day”

means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which banks are open for business in Kuala Lumpur, Malaysia and the expression “Business Days” shall have a corresponding meaning;

“Company”	means SBS MINING CORP MALAYSIA SDN. BHD. (Company No. 829349-K);

“Completion”	means, the completion of the subscription of the Subscription Preference Shares in accordance with the provisions of Clause 3;

“Completion Date”	means the date of which Completion takes place;

“Investor”	means such person or company whose particulars are as set out in Item 2 of the First Schedule;

“Ordinary Shares”	means the ordinary shares in the share capital of the Company, and the expression "Ordinary Share" means any of them;

“Parties”	means, collectively, the Company, the Investor and the Shareholders, and the expression "Party" means any one of them as the context dictates;

“Preference Shares”	means 12% redeemable cumulative preference shares of RM1.00 each to be created as a separate class of shares in the share capital of having the terms set out in the Second Schedule;

“Proposal Slides’	means the presentation proposal slides in respect of the nature of the Business and terms of the RPS;

“RM”	means the lawful currency of Malaysia;

“Security Interest”

includes any interest or equity of any person (including any right to acquire, option or right of first refusal) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“Shareholders”

means collectively, the holders of the Ordinary Shares of the Company, and the expression “Shareholder” means a person who is registered as a holder for the time being of the Ordinary Shares of the Company;

“Subscription Preference Shares”

means such number of new Preference Shares that may be subscribed hereunder by the Investor as set out in Item 3 of the First Schedule at the Subscription Price, and the expression “Subscription Preference Shares” means any one of them; and

“Subscription Price”

means the total consideration payable by the Investor for the Subscription Preference Shares computed on the basis of an issue price of RM1.00 per Subscription Preference Share as set out in Item 4 of the First Schedule;

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1.1.2	any reference to a statutory provision shall include (i) all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated) and (ii) such provision as from time to time amended, modified, re-enacted or consolidated, whether before or after the date of this Agreement;

1.1.3	any reference to “accounts” shall include the directors' and auditors' reports, relevant balance sheets and profit and loss accounts (on a consolidated basis where relevant) and related notes together with all documents which are or would be required by law to be annexed to the accounts of the company concerned to be laid before the company in general meeting for the accounting reference period in question;

1.1.4	any reference to “law” includes common law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, having the force of law);

1.1.5	references to Recitals, Clauses, Schedules are to recitals and clauses of and schedules to this Agreement;

1.1.6	any reference to this Agreement or any other agreement or deed or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or deed or document as the same may be or have been or may from time to time be amended, varied or supplemented;

1.1.7	unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, references to natural persons shall include corporate bodies, and the use of any gender shall include all genders;

1.1.8	“including” and “in particular” and similar expressions are not and must not be treated as words of limitation;

1.1.9	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and

1.1.10	where a word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase shall have a corresponding meaning.

1.2	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

Subscription Agreement for Preference Shares	4

1.3	The Recitals and Schedules to this Agreement, shall be taken, read and construed as essential parts of this Agreement.

1.4	The headings and sub-headings to the clauses in this Agreement shall not be taken into consideration in the interpretation or construction thereof or of this Agreement.

1.5	A period of days from the occurrence of an event or the performance of any act or thing shall be deemed to exclude the day on which the event happens or the act or thing is done or to be done (and shall be reckoned from the day immediately following such event or act or thing), and if the last day of the period is not a Business Day, then the period shall include the next following day which is a Business Day.

2.	AGREEMENT FOR SUBSCRIPTION

2.1	Subject to the terms and conditions of this Agreement, the Investor agrees to subscribe for such number of the Preference Shares more particularly set out in Item 3 of the First Schedule (hereinafter referred to as the “Subscription Preference Shares”) at the Subscription Price and the Company agrees to issue and allot to the Investor the Subscription Preference Shares free from all Security Interest. The Subscription Preference Shares shall upon issue rank pari passu in all respects with each other. The Investor shall subscribe the Subscription Preference Shares in a lump sum basis.

2.2	Subject to the terms and conditions of this Agreement, the Parties agree that the Subscription Price shall be utilised by the Company only for the Business.

2.3	The Parties expressly declare, acknowledge and agree that the issue and allotment by the Company of and the subscription by the Investor for the Subscription Preference Shares is on the basis that on Completion (as hereinafter defined) of the Subscription Preference Shares,

2.3.1	the Company will have full right, power and authority to allot and issue the Subscription Preference Shares without any restriction or impediment, whether legal or otherwise, and is capable of granting the Investor absolute title and full ownership rights to such Subscription Preference Shares together with all rights and benefits attaching thereto;

2.3.2	the Subscription Preference Shares when issued and allotted to the Investor will be free of any Security Interest; and

2.3.3	the Company remains as a going concern.

2.4	The terms of and the rights and privileges attached to the Subscription Preference Shares are set out in Second Schedule.

Subscription Agreement for Preference Shares	5

3.	COMPLETION

3.1	Subject to Clause 4, Completion shall take place upon the completion of the subscription of the Subscription Preference Shares when the full payment of the Subscription Price is being made by the Investor and the date of which Completion take place is referred to as the Completion Date.

3.2	On the Completion Date,

3.2.1	the Company shall cause the shareholders and directors of the Company to approve the issue and allotment to the Investor of the Subscription Preference Shares at the Subscription Price upon the terms herein; and

3.2.2	the Investor shall pay the Subscription Price for the Subscription Preference Shares.

3.3	Within 45 Business Days from the Completion Date, the Company shall deliver to the Investor the following documents:-

3.3.1	the original share certificate(s) representing the Subscription Preference Shares subscribed by it;

3.3.2	a certified true copy of the Return of Allotment of Shares (under the Act) in respect of the issue and allotment of the Subscription Preference Shares to the Investor, together with confirmation in writing that the same has been lodged with the Companies Commission of Malaysia; and

3.3.3	a certified true copy of the register of members of the Company evidencing the registration of the Investor as holder of the Subscription Preference Shares subscribed by it.

3.4	The Company agrees to do all acts and things and procures the passing of all necessary resolutions required to issue and allot the Subscription Preference Shares to the Investor in accordance with the terms of this Agreement.

4.	EVENT OF DEFAULT & TERMINATION

4.1	If, during the subsistence of this Agreement:-

4.1.1	the Company is in breach of any of the provisions of this Agreement; or

4.1.2	the Company:-

(i)	shall have a winding up petition presented against it in a court of law;

(ii)	shall have a decree or order of a court having jurisdiction over it entered against it adjudicating it insolvent, or approving a petition seeking its reorganisation under any applicable insolvency law (otherwise than for the purpose of reconstruction or amalgamation);

Subscription Agreement for Preference Shares	6

(iii)	shall have a resolution of its shareholders passed for its winding up, liquidation or dissolution;

(iv)	shall make any arrangement or composition with, or any assignment for the benefit of its creditors;

(v)	shall have an administrator, receiver or receiver and manager appointed over any part of its undertaking or assets; or

(vi)	shall cease or threaten to cease to carry on its business;

the Investor shall be entitled at its sole and absolute discretion to elect any of the following:-

(a)	to effect completion for the said subscription (without prejudice to any of its rights and remedies against the Company) so far as practicable having regard to the defaults which have occurred; or

(b)	to revoke the said subscription and terminate this Agreement and shall claim all costs and expenses incurred by the Investor as a result of or in connection with revocation of the said subscription or the termination of this Agreement, as the case may be including the Redemption Price for each of the Preference Shares.

4.2	If, during the subsistence of this Agreement, the Investor fails to pay the Subscription Price on the Completion Date, the Company shall be entitled to and at the sole and absolute discretion of the Company:-

4.2.1	by written notice to the Investor deem the Investor to have effectively withdrawn from the Company and cancel all the subscription; or

4.2.2	commence legal proceedings against the Investor to collect the due and unpaid Subscription Price, including interest and any expenses incurred in the proceedings and collection process.

5.	WARRANTIES

5.1	As a material inducement to the Investor to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Investor as follows:-

5.1.1	that each Subscription Preference Share when issued will be duly authorised and free from any and all Security Interest;

5.1.2	that each Subscription Preference Share when issued will be fully paid up and upon issuance rank pari passu with the then preference shares of the Company;

5.1.3	that the Company has the capacity, authority and power to enter into, exercise their rights and lawfully perform and comply with their obligations under this Agreement;

Subscription Agreement for Preference Shares	7

5.1.4	that all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable the Company to lawfully enter into, exercise their rights and perform and comply with their obligations under this Agreement and to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

5.1.5	that no litigation, arbitration or administrative proceedings is current or pending or, so far as the Company is aware, threatened (a) to restrain the entry into, exercise of the Company’s rights under or performance or enforcement of or compliance with its obligations under this Agreement or (b) which has or could have a material adverse effect on the Company; and

5.1.6	that the Company’s entry into, exercise of their rights and/or performance of or compliance with their obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by (a) any law to which any of them is subject, (b) the Company’s constitution, or (c) any agreement or arrangement to which any of them is a party.

5.2	The Investor warrants and represents to and agrees with the Company that the Investor is aware of the following:-

5.2.1	that the Investor has full power and authority to enter into and perform the Agreement;

5.2.2	that compliance with the terms of this Agreement does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of the constitution of the Investor (if applicable);

5.2.3	that the Investor is not subject to any bankruptcy or winding-up proceedings (as the case may be);

5.2.4	that the Investor acknowledges that the Company has entered into this Agreement in full reliance upon and on the basis of each of the warranties which have been given by the Investor as representations for the Company to enter into this Agreement;

5.2.5	that the Investor has received and carefully read and understood this Agreement and understood the contents of the Proposal Slides (if presentation of the Proposal Slides was made to the Investor);

5.2.6	that the Investor has relied only on the Proposal Slides (if presentation of the Proposal Slides was made to the Investor) and that no written or oral representation or information that is in any way inconsistent with the Proposal Slides has been made or furnished to the Investor in connection with the subscription of the Preference Shares;

5.2.7	that the Investor is capable of evaluating the merits and risk of the Subscription Preference Shares and has carefully considered the suitability of the subscription before executing this Agreement;

Subscription Agreement for Preference Shares	8

5.2.8	that the Investor has been advised to seek independent legal advice before entering into this Agreement;

5.2.9	that the Investor acknowledges that the Proposal Slides (if presentation of the Proposal Slides was made to the Investor) reflect the Company’s current intentions and projections/estimates at the time of presentation and as with any business, the direction of the Business of the Company may be expected to change from time to time; and

5.2.10	that the Subscription of the Preference Shares does not require the approval of the Securities Commission of Malaysia as it falls within the exemption as provided under paragraph 8(a) of Schedule 5 and paragraph 17 of Schedule 7 of the Capital Markets and Services Act 2007 (Act 671) (Incorporating latest amendment up to 15 September 2015).

5A.	CONFIRMATION AND UNDERTAKING FROM THE INVESTOR

5A.1	In entering into this Agreement, the Investor hereby acknowledges and confirms that he/ she/ it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this Agreement or not and whether made in writing or not) other than as expressly set out in this Agreement.

6.	WAIVER OR INDULGENCE

6.1	No delay or failure by any of the Parties to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof, unless made in writing. No single waiver shall constitute a continuing or subsequent waiver.

6.2	The single or partial exercise by a Party of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.	TIME OF ESSENCE

7.1	Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties, but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time is of the essence.

8.	COSTS & EXPENSES

8.1	The Company shall bear all costs and expenses incurred in the preparation, negotiation, signing and implementation of this Agreement and the stamp duty thereof.

8.2	The Company shall bear all fees and charges in issuing, allotting and redeeming the Subscription Preference Shares.

Subscription Agreement for Preference Shares	9

9.	NOTICES

9.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally and/or sent by courier and/or sent by registered post at its address set out in this Agreement (or to such other address as a Party may from time to time notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery; and (ii) if sent by post, three (3) days after posting. The initial addresses and facsimile numbers of the Parties for the purpose of this Agreement are:-

The Company

SBS MINING CORP MALAYSIA SDN. BHD.
Registered Address: 23-2, Jalan 45A/26 Sri Rampai, Setapak, 53300 Kuala Lumpur, Malaysia

Attn: Director

Investor

Residential address: NRIC No.:

10.	PREVIOUS AGREEMENTS

10.1

This Agreement in substitution of all previous agreements (whether in writing or verbal) between the Parties in respect of the subject matter of this Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement.

11.	REMEDIES

11.1	No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by the Investor shall not constitute a waiver by the Investor of the right to pursue any other available remedies.

12.	SEVERANCE

12.1	Any term, condition, stipulation, provision, covenant or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

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13.	GOVERNING LAW & JURISDICTION

13.1	This Agreement is governed by and is to be construed in accordance with the laws of Malaysia.

13.2	In relation to any legal action or proceedings arising out of or in connection with this Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Malaysia.

14.	ASSIGNMENT

14.1	Each Party shall not be entitled to assign or transfer any of its rights and/or obligations hereunder without the prior written consent of the other Parties.

15.	CONFIDENTIALITY

15.1	The Investor:-

15.1.1	shall treat as strictly confidential information obtained or received by it as a result of entering into or performing its obligations under this Agreement save and except for such information as is in the public domain (in this Clause 15 collectively referred to as the “Confidential Information”); and

15.1.2	shall not except with the prior written approval of the Company publish or otherwise disclose to any person any Confidential Information or use any Confidential Information;

unless if (but only to the extent that) it can demonstrate that:-

(a)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it, wherever situated; or

(b)	the Confidential Information has come into the public domain other than through its fault.

15.2	The restrictions and obligations contained in this Clause 15 shall survive the termination of this Agreement.

16.	VARIATION

16.1	This Agreement may be supplemented, amended, or varied only by the mutual agreement of the Parties. No supplement, amendment or variation of this Agreement shall be effective unless it is made in writing and signed by the Parties.

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17.	CONTINUING EFFECT OF AGREEMENT

17.1	All provisions of this Agreement shall so far as they are capable of being performed or observed, continue in full force and effect notwithstanding the full subscription of the Subscription Preference Shares, except in respect of those matters then already duly performed.

18.	BINDING EFFECT

18.1	This Agreement shall be binding on and inure to the benefit of the successors, permitted assigns, heirs, estate and personal representatives, as the case may be, of each Party.

19.	AMICABLE SETTLEMENT

19.1	If any dispute arises between the Parties during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate ("Dispute"), the disputing Parties hereto shall endeavour to settle such Dispute amicably.

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IN WITNESS WHEREOF the Parties have hereunto caused their respective hands to be set down hereunder the day and year first above written.

Company

THE COMMON SEAL of	)
SBS MINING CORP MALAYSIA SDN. BHD.	)
(Company No. 829349-K))
was hereunto affixed in accordance with	)
its Articles of Association in the presence of:-)

______________________	________________________
Director	Director
Name: Lok Khing Ming	Name: Liew Chin Loong
NRIC No.:	NRIC No.:

Investor

SIGNED BY	)
Name:	)
NRIC No.:	)
)
in the presence of:-
________________________

Name:
NRIC No.:

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FIRST SCHEDULE

No.	Item	Particulars
1	Date of Subscription Agreement
2	Particulars of Investor (Name/ Company Number/ NRIC Number/ Passport No. / Address)	Name: NRIC No.: Address:
3	Subscription Preference Shares	Preference Shares=
4	Subscription Price
5	Subscription Interest	12 % per annum of the total subscription price
6	Redemption in shares after subscription period	RM[xx] will be converted into [xx] units of NAMI SHARES @ USD1.50 per NAMI Share (described in the term of preferences shares in second schedule)

(End of First Schedule)

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SECOND SCHEDULE

Terms of the Preference Shares

The following words and expressions used in this Second Schedule shall have the following meanings:-

“Act”	means the Companies Act 2016 and any amendments thereto;

“Company Redemption Date” or “Maturity	means the date corresponding to the 2nd anniversary of the Issue Date;

“Issue Date”	means, the completion date of the subscription of the Subscription Preference Shares where the Subscription Preference Shares were first issued;

“Issue Price”	means the sum of RM1.00, being the issue price of each Preference Share;

“NAMI Shares”	NAMI Corp, a company incorporated in the State of Nevada, United States of America and where its common stock are quoted on the OTCQB counter of the Over-the-Counter market.

“Preference Shareholder”	means a holder for the time being of Preference Shares;

“Preference Shares”	means the redeemable cumulative preference shares of the Company and the expression “Preference Share” means any one of them;

“RPS Dividends”	bears the meaning ascribed to it in paragraph 1 of this Second Schedule;

“Redemption Date”	bears the meaning ascribed to it in paragraph 4.3 of this Second Schedule;

“Redemption Price”	bears the meaning ascribed to it in paragraph 4.2 of this Second Schedule; and

“Redemption Right”	bears the meaning ascribed to it in paragraph 4.1 of this Second Schedule.

Subject to Clause 5.2 of this Agreement, the terms of the Preference Shares are as follow:-

1.	Dividend

Each Preference Share shall be paid a fixed cumulative preferential dividend at the pre-determined rate per annum on the average calculation based on the Issue Price (hereinafter referred to as the “RPS Dividends”). Notwithstanding the foregoing, no dividend shall be declared in respect of Ordinary Shares unless the RPS Dividends are first declared and paid on the Preference Shares. All RPS Dividends declared shall be paid to the Preference Shareholder in preference to any dividend declared over the Ordinary Shares or any other class of shares in the share capital of the Company. The RPS Dividends shall be paid to the Preference Shareholder on a quarterly basis.

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The RPS Dividends:-

(i)	shall accrue on each Preference Share from the date of declaration of the dividend and shall accrue from day to day until full redemption or payment, as the case may be;

(ii)	shall, unless otherwise agreed by the Preference Shareholder entitled thereto, be payable to the Preference Shareholder, within 7 days from each quarter of the year provided in the event of the commencement of the winding up of the Company all accrued RPS Dividends shall become immediately payable upon such commencement [the phrase “commencement of the winding up” shall have the meaning ascribed to it in the Act];

(iii)	shall be pro-rated for any part of a financial year of the Company until full redemption or payment, as the case may be;

(iv)	shall be paid out of distributable profits as calculated according to prevailing accounting standard.

For the avoidance of doubt, all RPS Dividends which are payable but are not paid to the Preference Shareholder due to lack of profits in a particular quarter will accumulate and be carried forward to and be payable in the subsequent quarter together with the RPS Dividends for such following quarter. Any dividends carried forward to subsequent financial quarters/years are not subject to compounding.

No dividends shall be declared and paid on the Ordinary Shares until all outstanding RPS Dividends have been paid in full to the Preference Shareholder.

2.	Premium

No premium on Preference Share shall be paid on the Company Redemption Date.

3.	Liquidation Preference/Repayment of Capital

In the event of any liquidation, dissolution, winding up or other repayment of capital of the Company, the Preference Shareholder shall be entitled to have the assets available for distribution among the members applied first in payment of a sum equivalent to the aggregate of the Issue Price for the Preference Shares held by the Preference Shareholder together with all unpaid RPS Dividends in respect of each Preference Shares, in priority to any capital, dividend or other payment to holders of any other class of shares of the Company.

4.	Redemption on Company Redemption Date / Redemption on Maturity

4.1	The Preference Shares shall be redeemed on the Company Redemption Date by the Company and at the Redemption Price (as hereinafter defined) and on the Redemption Date. The redemption is redeemed by NAMI shares (as defined herein). The Directors of the Company have irrevocably provided an option other than cash to the Shareholders of Preference Shares B via their personal interests in NAMI Shares for redemption purposes.

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4.2	The Redemption Price for each Preference Share shall be an amount of NAMI Shares equivalent to the Subscription Price plus the unpaid RPS Dividends in respect of each Preference Shares (hereinafter referred to as the “Redemption Price ”). The Redemption Right shall be exercised in respect of Subscription Preference Shares on a lump sum basis only.

4.5	All outstanding Preference Shares not redeemed by the Company Redemption Date must be redeemed by the Company on the Company Redemption Date at the Redemption Price PROVIDED THAT in the event the Company shall fail to effect a redemption of such outstanding Preference Shares, for any reason whatsoever, on or before the expiry of 45 Business Days from the Company Redemption Date, the Preference Shareholder shall be entitled at its discretion to deal with such Preference Shares in any manner.

For the purposes of redemption by the Company, the Company shall issue to the Preference Shareholder a Redemption Notice 30 Business Days prior to the Company Redemption Date.

The Redemption Notice shall state (a) the number of Preference Shares to be redeemed; (b) the date of redemption (which shall not be earlier than 30 Business Days from the date of the Redemption Notice) (hereinafter referred to as the “Redemption Date”) and (c) the Redemption Price. Upon receipt of the relevant share certificate(s), the Company shall record and effect the redemption, whereupon the redemption shall be deemed to take effect, and the Company shall cancel the Preference Shares that have been redeemed and within [45] Business Days from such redemption pay the Redemption Price (as defined above) to the Preference Shareholder. Delivery of the original share certificates to the company secretary of the Company would be sufficient discharge of the obligations of the Preference Shareholder to deliver the same. Notwithstanding the foregoing, in the event that the Investor fails to deliver the original share certificates in respect of the Preference Shares and the Company had already paid the Redemption Price to the Preference Shareholder, the original share certificates in respect of the Preference Shares held by the Preference Shareholder are deemed cancelled.

For the avoidance of doubt, redemption is deemed to be effected on the date the Company records and effects the redemption through payment of the Redemption Price in clear and transferable funds.

The Redemption Notice shall be substantially in the form set out in the Third Schedule hereto duly completed and signed by the Company.

Failure by the Company to redeem any of the outstanding Preference Shares for any reason whatsoever shall in any event be regarded as a default by the Company of the terms of the Preference Shares.

The Redemption Price of the Preference Shares on the Company Redemption Date or Maturity are illustrated by the following formula:-

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Illustration Of Redemption Price B by Preference Shares B on Company Redemption Date or Maturity

Applying the Redemption Price formula:-

Redemption = [(RM1.00 * X)/Y]/Z + D

Assuming:
(a)	X is the X number of shares to be redeemed
(b)	Y is the prevailing exchange rate of USD1: RM4.00 fixed
(c)	Z is the predetermined price for NAMI Shares at USD1.50
(d)	D is the unpaid RPS Dividends for X number of shares

5.	Voting Rights

The Preference Shareholder shall have the right to receive notices of and to attend all general meetings of the Company as an observer PROVIDED ALWAYS THAT the Preference Shares shall not carry any right to vote at any general meetings of the Company except in the following circumstances:-

(i)	on all resolutions put forth during such period as the Preference Shares dividends remain in arrears and unpaid, such period commencing from the date immediately following the due date for payment of such dividend and expiring on the day the outstanding RPS Dividends are paid;

(ii)	upon any resolution that varies, whether directly or indirectly, the rights attached to the Preference Shares;

(iii)	upon any resolution for the winding up of the Company or any subsidiary of the Company;

(iv)	upon any resolution to approve a capital reduction or capital repayment or any capital distribution by the Company or any subsidiary of the company; and

(v)	upon any proposal to effect any scheme of arrangement; and

(vi)	in such other circumstances as may be expressly provided under law from time to time in respect of the Preference Shares.

In any of the aforesaid circumstances, each Preference Share shall carry one (1) vote. Any Preference Shareholder may demand a poll at a general meeting of the Company on any resolutions on which that Preference Shareholder may vote.

Subscription Agreement for Preference Shares	18

6.	General

6.1	The Preference Shares shall rank pari passu among themselves in all respects and shall rank pari passu to all existing and future preference shares issued or to be issued by the Company and in priority to all existing and future Ordinary Shares issued or to be issued by the Company.

6.2	For the avoidance of doubt, redemption is deemed to be effected on the date the Company records and effects the redemption through payment of the Redemption Price in clear and transferable funds.

(End of Second Schedule)

Subscription Agreement for Preference Shares	19

THIRD SCHEDULE

REDEMPTION NOTICE

Date:

To:

Re: Subscription Agreement dated [ ]

We refer to the Subscription Agreement between our Company and yourself. Terms defined in the Subscription Agreement have the same meanings herein.

We hereby give you notice that we intend to redeem the Subscription Preference Shares.

We further give you notice as follows:

(a)	Number of Preference Shares to be redeemed:

(b)	Proposed Redemption Date: [ ]

(c)	Redemption Price: [xx] units of NAMI SHARES

We confirm that our above notice and instructions are irrevocable.

Yours faithfully,

______________________________

(Authorised Signatory of the Company)

(End of Third Schedule)